Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO TERM LOAN AGREEMENT

AMENDMENT NO. 2 TO TERM LOAN AGREEMENT, dated as of February 9, 2015 (this “Amendment”), is by and among Wilmington Savings Fund Society, FSB, as agent for the Lenders (as hereinafter defined) pursuant to the Credit Agreement as defined below (in such capacity, together with its successors and assigns, and any replacement, in such capacity, “Agent”), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Colt Defense LLC, a Delaware limited liability company (“Colt Defense”), Colt Finance Corp., a Delaware corporation (“Colt Finance”), New Colt Holding Corp., a Delaware corporation (“New Colt”), Colt’s Manufacturing Company LLC, a Delaware limited liability company (“CMC”), Colt Canada Corporation, a Nova Scotia corporation (“Colt Canada”, and together with Colt Defense, Colt Finance, New Colt, CMC and Colt Canada, each individually, a “Borrower” and collectively, “Borrowers”), Colt Defense Technical Services LLC, a Delaware limited liability company (“CDTS”), and Colt International Coöperatief U.A., a cooperative organized under the laws of the Netherlands (“Colt Netherlands” and, together with CDTS, each individually a “Guarantor” and collectively, “Guarantors”).  All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Borrowers and Guarantors are parties to that certain Term Loan Agreement, dated as of November 17, 2014 (as amended, amended and restated modified or supplemented from time to time, the “Credit Agreement”), by and among Agent, Lenders, Borrowers and the Guarantors and the other Loan Documents;

WHEREAS, the Borrower has requested that the Agent consent to the refinancing of that certain Credit Agreement dated as of September 29, 2011 (as amended, modified, supplemented, extended, renewed, restated, refinanced, or replaced from time to time, the “Existing ABL Credit Agreement”), by and among Wells Fargo Capital Finance, LLC, as agent, the lenders party thereto, Colt Defense, Colt Canada, CMC, New Colt, Colt Finance, CDTS, Colt Netherlands, and the other parties party thereto with a Credit Agreement dated as of February 9, 2015 (as amended, modified, supplemented, extended, renewed, restated, refinanced, or replaced from time to time, the “ABL Credit Agreement”) by and among Cortland Capital Market Services LLC, as agent (in such capacity, together with its successor and assigns, and any replacement, in such capacity, “ABL Agent”), the lenders party thereto, Colt Defense, Colt Canada, CMC, New Colt, Colt Finance, CDTS, Colt Netherlands, and the other parties party thereto , by and among ABL Agent, the lenders party thereto, Colt Defense, Colt Canada, CMC, New Colt, Colt Finance, CDTS, Colt Netherlands, and the other parties party thereto.

WHEREAS, the Borrower also has requested that Agent and Lenders make certain amendments to the Credit Agreement, each as set forth below.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Definitions.  Any capitalized term used herein and not defined herein shall have the meaning assigned to such term in the Credit Agreement.

2.        Amendments to Credit Agreement.

(a)    Section 2.4(f)(iii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(iii)  With respect to any mandatory prepayment required by Section 2.4(e)(ii): (A) if the proceeds are from any sale or disposition of, or insurance or any condemnation, taking or other casualty with respect to, any ABL Priority Collateral, such proceeds shall be applied (x) first, to the ABL Obligations, to the extent required by the ABL Credit Agreement (as in effect on the Amendment No. 2 Effective Date) until paid in full, and (y) second, to the principal of the Term Loan, until paid in full; and (B) if the proceeds are from the sale or disposition of, or insurance or any condemnation, taking or other casualty with respect to, any other assets of the Loan Parties not described in subclause (A), such proceeds shall be applied to the principal of the Term Loan, until paid in full.”

(b)    Section 4.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“4.8  Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable material laws, rules, regulations, executive orders, or codes (including Environmental Laws) in any material respect except as set forth on Schedule 4.11 or (b) is subject to or in default in any material respect with respect to any material final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.”

(c)     Section 4.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“4.9  No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to the Lenders have been prepared in accordance with GAAP (except (x) in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments, (y) as set forth on Schedule 4.9 and (z) as such statements relate to the Bargaining Unit Defined Benefit Plan Calculation Error) and present fairly in all material respects (except as such statements relate to the Bargaining Unit Defined Benefit Plan Calculation Error), the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2013 (but without regard to any change or development expressly included in any reports filed with the Securities and Exchange Commission on forms 8-K, 10-Q or 12b-25 on or prior to November 12, 2014)  no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.”

(d)    Section 4.11(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)  Except as set forth on Schedule 4.11, (i) each Loan Party and each of the ERISA Affiliates has complied in all material respects with the terms of ERISA, the IRC and all other applicable laws regarding each Employee Benefit Plan, (ii) no material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is reasonably expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, (iii) no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any material liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan, (iv) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could reasonably be expected to cause the loss of such registered status, (v) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Specified Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and (vi) all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Specified Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.”

(e)     Section 4.11(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(c)  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, except as set forth on Schedule 4.11, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.”

(f)     Section 4.11(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(d)  Except as set forth on Schedule 4.11, no Notification Event which could reasonably be expected to result in any material liability to any Loan Party or ERISA Affiliate exists or has occurred in the past six (6) years.”

(g)     Section 4.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“4.16  Complete Disclosure(h).  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry and historical information related to the Bargaining Unit Defined Benefit Plan Calculation Error provided prior to February 9, 2015) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to the Lenders on November 6, 2014, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to the Lenders (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).”

(g)     Section 4.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“4.17  Material Contracts(g).  Except as set forth on Schedule 4.11, each Material Contract is not in default due to the action or inaction of the applicable Loan Party or any of its Subsidiaries.”

(h)    Section 4.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Payment of Taxes.  All tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all governmental assessments, fees and other charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (a) to the extent the validity of such Taxes shall be the subject of a Permitted Protest or (b) for failures which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  No Loan Party knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  Set forth on Schedule 4.20 is a summary list of legal, accounting and other out-of-pocket costs and expenses incurred or reimbursed by the Loan Parties on or prior to the Closing Date in connection with, related to, or arising from any evaluation or analysis related to (i) any discharge of indebtedness income arising from any exchange offer in respect of the Senior Notes and (ii) the formation of New Holdco, the merger described in Section 6.3(a)(v) and the effectuation of the contemplated structure associated therewith (such type of costs and expenses referred to herein, the “New Holdco Expenses”).

(i)         Section 4.25 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“4.25  Amended ABL Loan Documents.  Borrowers have delivered or made available to the Lenders true and correct copies of the ABL Loan Documents.  The transactions contemplated by the ABL Loan Documents will be, contemporaneously with the Amendment No. 2 Effective Date, consummated in accordance with their respective terms and all of the representations and warranties of Parent or its Subsidiaries in the ABL Loan Documents are true and correct in all material respects as of the Amendment No. 2 Effective Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.”

(j)       Section 4.31 of the Credit Agreement is hereby deleted in its entirety and replace with the following:

“4.31      Senior Note Indenture.  All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Term Loan and fees and expenses in connection therewith, constitute Indebtedness (under and as defined in the Senior Note Indenture) that is permitted under Section 3.2(b)(1) of the Senior Note Indenture.  The Obligations constitute Indebtedness senior in priority to the obligations of the Borrowers under the Senior Note Indenture.  Parent acknowledges that Agent and the Lenders are entering into this Agreement, and extending their Commitments, in reliance upon this Section 4.31.”

(k)      Section 5.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“5.6  Insurance.  Each Loan Party shall, at such Loan Party’s expense, (a) maintain insurance respecting each Loan Party’s assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to the Required Lenders (it being agreed that, as of the Closing Date, the insurance companies identified on Schedule 4.32 are acceptable to the Required Lenders) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Closing Date are acceptable to the Required Lenders and it being further agreed and understood that with respect to insurance in respect of director and officer liability, the amount, adequacy and scope of the policies of such insurance shall be determined in the sole discretion of Parent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent or the Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies (and any payments received by Agent shall be applied by Agent or otherwise returned to Borrowers in accordance with the provisions set forth in this Agreement).  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements (other than directors and officers policies and workers compensation) in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party fails to maintain such insurance, Agent (upon the direction of the Required Lenders) shall arrange for such insurance, but at such Loan Party’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $50,000 covered by any Loan Party’s casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent (upon the direction of the Required Lenders) shall have the sole right to file claims under any property and general liability insurance policies (and not under business interruption policies) in respect of the Collateral (other than any ABL Priority Collateral), to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  The Loan Parties shall give prior written notice to the Required Lenders prior to any change (outside of the ordinary course consistent with past practice) to any insurance policy listed on Schedule 4.32 related to executive risk or directors and officers insurance (including any change to coverage, amount insured or deductible).”

(l)      Section 5.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“5.8  Compliance with Laws(m).  Except as set forth on Schedule 4.11, comply with the requirements of all applicable material laws, rules, regulations, and orders of any Governmental Authority in all material respects.”

(l)      Section 5.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“5.16  Compliance with ERISA and the IRC(m).  In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) except in connection with a Bargaining Unit Defined Benefit Plan Calculation Error to the extent it does not result in a Bargaining Unit Defined Benefit Plan Calculation Error Event, without the prior written consent of the Required Lenders, not take any action or fail to take action the result of which could reasonably be expected to  result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than  to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could reasonably be expected to result in a material civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, and (d) furnish to Agent upon the Required Lenders’ written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan

(other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties and except in connection with a Bargaining Unit Defined Benefit Plan Calculation Error to the extent it does not result in a Bargaining Unit Defined Benefit Plan Calculation Error Event, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.  In addition to and without limiting the foregoing take all actions required under Schedule 5.16 in the manner and on the time frames set forth therein.”

(m)   A new Section 5.18 is hereby added to the Credit Agreement as follows:

“5.18  Chief Restructuring Officer.  Retain by no later than March 11, 2015, and thereafter keep retained at all times, a chief restructuring officer acceptable to the Required Lenders with responsibilities reasonably satisfactory to the Required Lenders; provided that at such time as Loan Parties’ financial condition materially improves and with the consent of the Required Lenders, such a restructuring officer shall no longer be required.”

(n)    A new Section 5.19 is hereby added to the Credit Agreement as follows:

“5.19  Collateral Access Agreement.  Use commercially reasonable efforts to obtain a Collateral Access Agreement in respect of leased property located at 1099 Shady Lane, Kissimee, Florida, in form and substance reasonably satisfactory to the Agent and the Required Lenders, except as otherwise required under Section 6.21.”

(o)    A new Section 5.20 is hereby added to the Credit Agreement as follows:

“5.20  Post-Closing Obligations1..  Subject to the ABL Intercreditor Agreement, upon formation of New Holdco, deliver to Agent a 100% pledge of the Equity Interests in Colt Defense LLC together with powers indorsed in blank, together with a joinder to the Security Agreement signed by New Holdco.”

(p)    Section 6.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests except for mergers, consolidations and amalgamations (i) between US Loan Parties, (ii) between Canadian Loan Parties, (iii) between Dutch Loan Parties, provided that, a Borrower is the surviving entity of such merger, amalgamation or consolidation, (iv) between Subsidiaries of Parent which are not Loan Parties, (v) between Parent and a subsidiary of a newly formed corporation (“New Holdco”), in which Parent is the survivor, following which New Holdco owns some or all of the Equity Interests of Parent and (vi) between Guarantors to the extent required for a Permitted Acquisition; provided, that, nothing in this Section 6.3 or in Section 6.5 shall restrict or prohibit Colt Canada from registering as a limited company under the laws of the Province of Nova Scotia, Canada (Colt Canada currently being an unlimited company) or from continuing as a corporation under the laws of another Canadian provincial, territorial or federal jurisdiction, so long as Colt Canada otherwise complies with the provisions of Section 6.5 concerning change of corporate name, if applicable, and Section 5.12.”

(q)    A new Section 6.3(d) is hereby added to the Credit Agreement as follows:

“(d)  Notwithstanding the foregoing, Section 6.5 or any other provision of the Loan Documents to the contrary, Parent shall not change its legal form to a C corporation or otherwise change its classification to that of a corporation for federal income tax purposes (such changes, a “Conversion”); provided, however, that Parent may consummate a Conversion so long as: (x) Parent determines in good faith that such action is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that Parent will remain a Borrower hereunder and will take such steps as Required Lenders reasonably request to ensure the continued validity of the security interests granted by Parent under the Loan Documents and the continued priority thereof) and (y) the Required Lenders have provided their prior written consent to such Conversion.”

(r)     Section 6.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“6.5  Change Name. Change the name, organizational identification number, jurisdiction of organization or organizational identity of any Loan Party; provided, that, any Loan Party may change its name so long as such Loan Party gives 30 days prior written notice to Agent of such change.”

(s)     Section 6.7(a)(vii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(vii) the Loan Parties may make any payment, prepayment, redemption, retirement, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of Indebtedness evidenced by the Senior Note Indenture (each of the foregoing, a “Buyback”) so long as the following conditions are met and the Agent shall have received (at least two (2)

Business Days prior to committing to any such Buyback) a certificate of the chief financial officer of Parent certifying that the following conditions have been met: (x) the purchase price is at a discount to the face value of the Senior Notes; and (y) (a) no Default or Event of Default shall have occurred and be continuing immediately prior to or following such Buyback, (b) pro forma for such Buyback, the aggregate cash interest expense of the Loan Parties has been reduced, and (c) immediately following such Buyback, the amount of Unrestricted Cash as shown on the Borrower’s consolidated balance sheet prepared in accordance with GAAP that is deposited in accounts located in the United States will be at least $10,000,000 (any such Buybacks meeting these conditions, “Permitted Senior Note Discounted Buybacks”);”

(t)     Section 6.8(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)  Permit the amount of the Senior Note Indenture Secured Debt Cap with respect to the Loan Parties at any time to be less than the aggregate outstanding principal amount of the Term Loan (including any accrued PIK Interest), plus $33,000,000.”

(u)    Section 6.9(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(e)  for each taxable year ending after the Closing Date with respect to which Parent is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, Parent may make distributions, advances or other payments to each owner of its Equity Interests, in an amount equal to the product of (i) the portion of Parent’s “taxable income” (as modified below) allocable to such member for such year and (ii) the highest combined marginal federal, state and/or local income tax rate (including the tax on net investment income under Section 1411 of the IRC and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such owner for such year; provided, that, for purposes of this clause (e), Parent’s “taxable income” for any year shall be computed (A) (i) with respect to any taxable year (or portion thereof) through and including Parent’s fiscal quarter ending September 28, 2014, without any deduction for any interest expense for such year attributable to any indebtedness of Parent used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, and (ii) without reduction for any other interest expense incurred by Parent; provided that, in the case of each of clause (i) and (ii), such interest expense is not treated as deductible for federal income tax purposes by each holder of Equity Interests issued by Parent against the income of the taxable year in question; provided that, for the avoidance of doubt, such interest will be taken into account in any subsequent year or years in which such interest is deductible by such holders, (B) with respect to any taxable year, whether ended prior to or after the Closing Date, by including any increases to taxable income for such year as a result of any tax examination, audit or other adjustment, (C) with a reduction for any cumulative net taxable loss with respect to all prior taxable years ending after the date hereof (determined as if all such taxable years were one taxable period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted by the owners against the income of the taxable year in question (but taking into account, for the avoidance of doubt (i) solely with respect to a direct owner of a majority of the outstanding membership interests in Parent, any limitations on deductibility arising under Section 382 of the IRC or state law equivalent and (ii) any other provisions of state income tax law that uniformly limit the deductibility of losses by holders of a majority in interest of the outstanding membership interests in Parent)) ; provided that if the current taxable year of Parent terminates prior to March 1, 2015 as a result of a transaction described in Section 6.3(d) or a transfer of Parent Equity Interests to a corporation, any taxable loss for such taxable year shall not be taken into account for purposes of this clause (C), (D) without taking into account any discharge of indebtedness income (within the meaning of Section 108 of the IRC) arising from any exchange offer consummated in respect of the Senior Notes outstanding on the date hereof; (E) without taking into account any reduction in the tax basis of the direct or indirect assets of Parent under Section 108 of the IRC (for example, for purposes of calculating depreciation deductions or taxable gain from a sale of an asset), (F) without taking into account any adjustments in basis resulting from an election pursuant to Section 754 of the IRC, and (G) for the avoidance of doubt, without taking into account any taxable income recognized by any such owner of Parent’s Equity Interests under Section 357(c) of the IRC upon a change in Parent described in Section 6.3(e) of this Agreement;

(v)      Section 6.9(f) of the Credit Agreement is hereby renumbered as Section 6.9(i).

(w)      A new Section 6.9(f) is hereby added to the Credit Agreement as follows:

“(f)  Parent may make distributions to fund New Holdco Expenses; provided, however, that such distributions made after the Closing Date for New Holdco Expenses that are not incurred by Colt Defense shall not be in an aggregate amount in excess of $200,000;”

(x)      A new Section 6.9(g) is hereby added to the Credit Agreement as follows:

“(g)  to the extent New Holdco has been formed and owns a majority of the Equity Interests in Parent, Parent may make distributions to New

Holdco to fund any accounting or tax-related expenses and corporate maintenance expenses (such as filing fees) incurred in the ordinary course; provided, that, it is understood and agreed by the Loan Parties that such distributions shall in no event be permitted hereunder or made if such expenses are with respect to tax planning, New Holdco Expenses, sales taxes or income taxes;”

(y)      A new Section 6.9(h) is hereby added to the Credit Agreement as follows:

“(h)  to the extent New Holdco has been formed and owns a majority of the Equity Interests in Parent, Parent may make distributions to fund ordinary course reimbursement of reasonable and customary out-of-pocket expenses paid to and indemnities provided on behalf of, the directors of New Holdco; and”

(z)       The first sentence of Section 6.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Directly or indirectly, enter into or permit to exist any transaction with any Affiliate (including without limitation; any transaction to purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of Parent or any of its Subsidiaries), except for:”

(aa)    A new Section 6.21 is hereby added to the Credit Agreement as follows:

“6.21  Collateral Access Agreement.  Permit any assets with a fair market value in excess of $20,000 (excluding, for the avoidance of doubt, capitalized leasehold improvements) to be held or located at that certain leased property located at 1099 Shady Lane, Kissimee, Florida, unless a Collateral Access Agreement in form and substance reasonably satisfactory to the Required Lenders has been executed and delivered to Agent prior to such movement of assets.”

(bb)    A new Section 6.22 is hereby added to the Credit Agreement as follows:

“6.22  New Holdco Expenses.  After the Closing Date, incur or pay any New Holdco Expenses unless the Board of Directors of such Loan Party has approved the incurrence and payment of such New Holdco Expenses.  At the request of the Required Lenders from time to time, the Loan Parties shall provide a summary list of New Holdco Expenses incurred by the Loan Parties after the Closing Date.”

(cc)     A new Section 6.23 is hereby added to the Credit Agreement as follows:

“6.23  Cash in Deposit Accounts.  Permit any Cash to be held in any account other than a Deposit Account (or, to the extent permitted under the Security Agreement, the Excluded Accounts (as defined in the

Security Agreement)) subject to a Control Agreement in favor of the Agent.”

(dd)    Section 8.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“8.8  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;”

(ee)     Section 8.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“8.16  ( a) The occurrence of an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, which could reasonably be expected to result in liability in excess of $2,500,000; (b) the imposition of any liability in excess of $2,500,000 under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of its ERISA Affiliates, (c) the occurrence of a nonexempt prohibited transaction under Section 406 or 407 of ERISA for which any Loan Party may be directly or indirectly liable and which is reasonably expected to result in a liability to any Loan Party in excess of $1,000,000, (d)  receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Employee Plan to fail to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (e) the imposition of any lien on any of the rights, properties or assets of any Loan Party or any of its ERISA Affiliates, in either case pursuant to Title IV of ERISA, and which lien secures a liability in excess of $1,000,000; provided that any of the foregoing (other than with respect to clauses (a) and (c)) that occurs in connection with a Bargaining Unit Defined Benefit Plan Calculation Error Event shall not constitute a Default or Event of Default hereunder or under any of the other Loan Documents;”

(ff)     Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definitions of “Excess Availability” and “Required Availability” in their entirety.

(gg)     Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (b) of the definition of “Permitted Acquisition” in its entirety and replacing it with the below:

“(b) (i) the daily average amount of Unrestricted Cash shown on the Borrowers’ consolidated balance sheet prepared in accordance with GAAP for the thirty (30) day period immediately preceding and, as projected on a pro forma basis (after giving effect to such Permitted Acquisition) for the thirty (30) day period immediately following, such Permitted Acquisition shall not be less than $20,000,000, and (ii) as of the date of such Permitted Acquisition and immediately after giving effect thereto, the amount of Unrestricted Cash shown on the Borrowers’ consolidated balance sheet prepared in accordance with GAAP shall not be less than $20,000,000,”

(hh)    Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (d) of the definition of “Permitted Disposition” in its entirety and replacing it with the below:

“(d) the non-exclusive licensing or sublicensing of Intellectual Property or other general intangibles (other than the exclusive licenses in effect on the Closing Date as set forth on Schedule L-1) and licenses, leases or subleases of other property, in each case, in the ordinary course of business and so long as any such transaction shall not: (i) materially interfere with the business of Parent and its Subsidiaries, (ii) adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Loan Parties to sell or otherwise dispose of any Inventory or other Collateral, (iii) have a material and adverse effect on the value  of such Intellectual Property, or (iv) otherwise adversely limit or interfere in any respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents;”

(ii)       Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (w) of the definition of “Permitted Indebtedness” and replacing it with the below and by adding clause (x) as follows:

“(w)    Indebtedness evidenced by the ABL Credit Agreement and any refinancings thereof in an aggregate principal amount not to exceed $33,000,000 any time outstanding, and

(x)      Indebtedness with respect to letters of credit issued by, or a letter of credit facility with, a letter of credit issuer reasonably acceptable to the Required Lenders, in an aggregate face amount not to exceed $7,000,000.”

(jj)      Schedule 1.1 to the Credit Agreement is further amended by deleting clauses (aa) and (bb) of the definition of “Permitted Liens” and replacing them with the below and by adding clause (cc) as follows:

“(aa) Liens securing Permitted Indebtedness pursuant to clause (w) of the definition or “Permitted Indebtedness”, provided that such Liens are subject to the terms of the ABL Intercreditor Agreement,

(bb) any Lien arising out of a prejudgment remedy to the extent ordered by the court overseeing any Covered Claim, including any prejudgment writ of attachment, solely to the extent that each of the following conditions have been satisfied, as certified by Parent within three (3) Business Days of the date any such prejudgment remedy is ordered by such Court: (i) the allocated amount available for satisfaction of such Covered Claim in the Employee Litigation Escrow Fund (the “Allocated Escrow”) shall not be less than the amount specified in such prejudgment writ of attachment (collectively, the “Claim Amount”), (ii) the Employee Litigation Escrow Fund shall be valid and in full force and effect at all times that such Covered Claim is secured by such Lien, (iii) to the extent the Claim Amount exceeds the Allocated Escrow, the Loan Parties shall have posted bonds, cash collateral or other financial assurances acceptable to such Court sufficient to satisfy the amount specified in such prejudgment writ of attachment (the “Additional Security”), and (iv) such Lien shall be junior to the Liens securing the Obligations pursuant to applicable law, and

(cc)     Liens on cash deposits to secure Indebtedness permitted by clause (x) of the definition of “Permitted Indebtedness”.”

(kk)    Schedule 1.1 to the Credit Agreement is further amended by adding or replacing, as applicable, the following definitions in alphabetical order:

““ABL Agent” means Cortland Capital Market Services LLC, and its permitted successors and assigns.”

““ABL Credit Agreement” means that certain Credit Agreement, dated as of February 9, 2015, entered into by, among others, the Loan Parties and ABL Agent, as amended, supplemented, modified, restated, renewed, refinanced or replaced, except to the extent prohibited by the ABL Intercreditor Agreement.”

““Amendment No. 2” shall mean Amendment No. 2 to Term Loan Agreement, dated as of the Amendment No. 2 Effective Date, by and among Borrowers, Guarantors, Agent, Lenders and the other parties thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced.”

““Amendment No. 2 Effective Date” shall mean the date on which all conditions precedent to the effectiveness of Amendment No. 2 have been satisfied or waived.”

““Amendment No. 2 Transactions” means the transactions entered into in connection with, or as contemplated by, Amendment No. 2.”

““Bargaining Unit Defined Benefit Plan Calculation Error” has the meaning specified therefor on Schedule 4.11 to the Agreement.”

““Bargaining Unit Defined Benefit Plan Calculation Error Event” means any event or series of events related to or arising from the Bargaining Unit Defined

Benefit Plan Calculation Error which individually or in the aggregate for all such events do not result in liability to Parent and its Subsidiaries of more than $5,000,000.”

““Closing Date Transactions” means, collectively, the transactions contemplated by the Loan Documents and the ABL Loan Documents (as in effect on the Closing Date), as amended in connection with each of the foregoing.”

““Consolidated EBITDA” shall mean, as to any Person and its Subsidiaries, for any period, the amount equal to (without duplication): (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) as to such Person and its Subsidiaries, each of the following (in each case to the extent deducted in or excluded from the calculation of Consolidated Net Income for such period (in accordance with GAAP)): (i) the Interest Expense for such period, (ii) all Taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period, including any Permitted Tax Distributions, (iii) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, (iv) extraordinary, unusual or non-recurring charges, expenses or losses that are incurred outside the ordinary course of business, other than contract start-up costs and losses, and other non-cash charges, expenses or losses; provided, however, in the case of the Loan Parties, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (iv) shall not exceed $1,000,000, and (v) other non-cash charges, expenses or losses, (vi) costs and expenses in connection with the Closing Date Transactions in an aggregate amount not exceeding $2,500,000, (vii) any non-recurring costs and expenses in connection with the Amendment No. 2 Transactions and (viii) any non-recurring costs and expenses in connection with any exchange offers (whether or not any such transaction is successful or consummated) related to the Senior Notes.”

““New Holdco” has the meaning specified therefor in Section 6.3(a) of the Agreement.”

““New Holdco Expenses” has the meaning specified therefor in Section 4.20 of the Agreement.”

““Repayment Fee” means 4.00% times the outstanding principal balance of the Term Loan to be prepaid on such date (or if the Term Loan is being prepaid in full, the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination).”

““Senior Note Indenture” means the Indenture, dated as of November 10, 2009, by and among Parent, Colt Finance Corp. and Wilmington Trust FSB, as trustee with respect to 8.75% Senior Notes due 2017, as may be amended from time to time in accordance with the terms thereof, or any replacement indenture governing Refinancing Indebtedness in respect of the Senior Notes.”

““Senior Note Indenture Secured Debt Cap” means, on any date, the maximum principal amount of all Term Advances (as such term is defined in the ABL Credit

Agreement), plus the Term Loan and any other Indebtedness permitted to be incurred by the Loan Parties and remain outstanding on a fully secured basis as to the assets of the Loan Parties pursuant to the Senior Note Indenture.”

(ll)     Schedule 3.6 to the Credit Agreement is hereby amended by deleting item 3.b. therefrom and replacing it with the following:

“[Reserved].”

(mm) Schedule 4.11 to the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule 4.11 attached as Annex A hereto.

(nn)  A new Schedule 4.20 to the Credit Agreement is hereby added as attached as Annex B hereto.

(oo)  Schedule 5.1 to the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule 5.1 attached as Annex C hereto.

(pp)  A new Schedule 5.16 to the Credit Agreement is hereby added to the Credit Agreement, and inserted immediately after Schedule 5.2, as attached as Annex D hereto.

3.        Representations and Warranties.  Each Borrower and Guarantor, jointly and severally, hereby represents and warrants to Lender Group as follows:

(a)    This Amendment and each of the documents, instruments and agreements executed and delivered in connection herewith (collectively, with this Amendment, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action of each Loan Party party hereto and thereto and constitutes the legal, valid and binding obligations of each such Loan Party party thereto enforceable against each Loan Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, moratorium or similar laws relating to or limiting creditors’ rights generally;

(b)    The execution, delivery, and performance by each Loan Party of this Amendment and each other Amendment Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect where the failure to obtain the foregoing has or could reasonably be expected to have a Material Adverse Change;

(c)     As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment and the transactions contemplated hereby do not and will not (i) violate any provision of federal, provincial, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, where such violation has or could reasonably be expected to have a Material Adverse Change, (ii) violate any provisions of the Governing Documents of any Loan Party or its Subsidiaries, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default has or could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any holders of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Change; and

(d)    No Default or Event of Default has occurred and is continuing.

4.        Conditions Precedent.  This Amendment shall only be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent:

(a)    Agent shall have received counterparts of this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and Lenders;

(b)    Agent shall have received true, correct and complete copies of the ABL Loan Documents in effect on the Amendment No. 2 Effective Date, in form and substance reasonably satisfactory to the Agent and the Lenders;

(c)     Agent shall have received, in form and substance reasonably satisfactory to Agent, Certificates from the Secretary or similar officer or authorized representative of each Borrower and Guarantor (i) attesting to (among other things) the resolutions of such Borrower’s or Guarantor’s Board of Directors or other governing board authorizing its execution, delivery and performance of the Amendment and the transactions contemplated thereby, (ii) to the extent applicable, authorizing specific officers of such Borrower or Guarantor to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers or authorized representatives of such Borrower or Guarantor;

(d)    the Lenders shall have received a non-refundable closing fee in an amount equal to $500,000 payable in immediately available funds;  and

(e)     the Borrowers shall have paid all fees and expenses of Agent and Lenders then due and payable as provided for herein or in any of the other Loan Documents.

5.        RELEASE.  EACH BORROWER, THE OTHER LOAN PARTIES, AND THEIR AFFILIATES ON BEHALF OF THEMSELVES AND THEIR RELATED PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT IT DOES NOT HAVE ANY DEFENSES, COUNTERCLAIMS, OFFSETS, CROSS-COMPLAINTS, CLAIMS OR DEMANDS OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF  THE LIABILITY OF BORROWER TO REPAY LENDERS AS PROVIDED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY LENDER PARTY HERETO.  EACH OF BORROWER, THE OTHER LOAN PARTIES, AND THEIR AFFILIATES ON BEHALF OF THEMSELVES AND THEIR RELATED PARTIES HEREBY VOLUNTARILY AND KNOWINGLY

RELEASES AND FOREVER DISCHARGES AGENT, LENDERS PARTY HERETO AND AGENT’S AND EACH LENDER PARTY HERETO’S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, OR EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS FULLY EXECUTED, WHICH ANY OF BORROWER, THE OTHER LOAN PARTIES, AND THEIR AFFILIATES OR THEIR RELATED PARTIES MAY NOW OR HEREAFTER HAVE AGAINST AGENT OR ANY LENDER PARTY HERETO IN THEIR CAPACITIES AS SUCH, AND AGENT’S OR ANY LENDER PARTY HERETO’S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY,  IN THEIR CAPACITIES AS SUCH, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

6.        General.

(a)    Effect of this Amendment.  Except as expressly provided herein, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.  On and after the date hereof this Amendment shall for all purposes constitute a Loan Document.

(b)    Governing Law.  THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(c)     Binding Effect.  This Amendment and each of the other Amendment Documents, shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(d)    Counterparts, etc.  Each Amendment Document may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of each Amendment Document by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of such Amendment Document.  Any party delivering an executed counterpart of each Amendment Document by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of such Amendment Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of such Amendment Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

COLT DEFENSE LLC

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

COLT FINANCE CORP.

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

NEW COLT HOLDING CORP.

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

COLT’S MANUFACTURING COMPANY LLC

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

COLT DEFENSE TECHNICAL SERVICES LLC

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

COLT CANADA CORPORATION

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

COLT INTERNATIONAL COÖPERATIEF U.A.

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and
Chief Executive Officer

AGENT AND LENDERS

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent

By:	/s/ Kristin L. Moore
	Name:	Kristin L. Moore
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ John Ragusa
	Name:	John Ragusa
	Title:	Authorized Signatory